Exhibit 99.1

New York | +1 212 606 7176 | Lauren Gioia | Lauren.Gioia@Sothebys.com | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S APPOINTS DENNIS M. WEIBLING INTERIM CHIEF FINANCIAL OFFICER

NEW YORK, 17 December 2015 - Sotheby’s has named Dennis M. Weibling its Interim Chief Financial Officer. Mr. Weibling, a member of Sotheby’s Board of Directors since 2006, and the current Chair of the Board’s Audit Committee, will assume the role effective January 1, 2016. He succeeds Patrick S. McClymont, who has been Sotheby’s Chief Financial Officer since October 2013, and will step down on December 31, 2015 to pursue other opportunities. Mr. McClymont will remain with the Company until January 31, 2016 to ensure a smooth transition.

“I want to thank Patrick for his leadership over the past two years, and particularly for his guidance when I joined the company earlier this year,” said Tad Smith, Sotheby’s President & Chief Executive Officer. “He contributed a great deal to Sotheby’s and has positioned us well for the future. We have commenced a search for a new Chief Financial Officer and I am delighted that Dennis has agreed to assume the role on an interim basis. He brings a deep knowledge of Sotheby’s from his nine years as chair of the audit committee and will ensure we continue to achieve our aims, while taking the time necessary to find the right, long-term candidate.”

Mr. Weibling has served as the Managing Director of Rally Capital, LLC, a private equity fund, since 2004. He served as a board member and Chairman of Telesphere Networks Ltd from 2006 to 2014. From October 1993 to December 2001, Mr. Weibling served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both ventures led by Craig McCaw. He is also a trustee for the estate of Keith W. McCaw. Beginning in 1995, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Mr. Weibling currently serves as a member of the Seattle Pacific University Foundation and serves on the boards of several private companies.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Exhibit 99.1

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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